Exhibit 99.1 9503 East 33rd Street Indianapolis, IN 46235-4207 (800) CELADON (317) 972-7000

For more information:                                                                                                           FOR IMMEDIATE RELEASE
Jeryl Desjarlais                                                                                                                                October 26, 2010
Communications Manager
(800) CELADON Ext. 7070
(317) 972-7070 Direct
jdesjarlais@celadongroup.com

CELADON GROUP REPORTS FIRST FISCAL QUARTER FINANCIAL RESULTS

INDIANAPOLIS – Celadon Group Inc. (NYSE : CGI) today reported its financial and operating results for the three months ended September 30, 2010, the first fiscal quarter of the Company’s fiscal year ending June 30, 2011.

Revenue for the quarter increased 9.8% to $140.3 million in the 2010 quarter from $127.8 million in the 2009 quarter. Revenue before fuel surcharge increased 8.0% to $119.5 million in the 2010 quarter from $110.7 million in the 2009 quarter. Net income increased to $4.4 million in the 2010 quarter from $0.6 million for the same quarter last year. Earnings per diluted share increased to $0.20 in the 2010 quarter from $0.03 for the same quarter last year.

Chairman and CEO Steve Russell commented on the results of the September 2010 quarter. "Earnings per share of twenty cents in the quarter compared with three cents in the September 2009 quarter. Our average rate per mile improved to $1.47, up about six cents per mile from the September 2009 level, or 4.5%, and about eight cents below the peak level of December 2006. Cost controls also continued to positively impact results. We have continued to improve our operating efficiency which has resulted in the reduction of 455 trailers and 159 tractors in our quarter end numbers, while maintaining approximately the same number of total miles for both quarters.  As we continue to focus on expanding our margins and improving our returns on invested capital, we have also increased our non-asset based business revenues over 20% in the current quarter, compared with the prior year.  These improvements and enhancements to our operating model resulted in a reduction in our operating ratio to 93.2, or 430 basis points compared with the 97.5 level achieved in the September 2009 quarter."

“Our balance sheet remains solid and we retain significant liquidity to support the growth of our business. At September 30, 2010, we had $159.6 million of stockholders' equity, $10.9 million in cash and $27.7 million of total balance sheet borrowing with no outstanding bank borrowings.”

Conference Call Information

An investor conference call is scheduled for Wednesday, October 27, at 11:00 a.m. EDT. Steve Russell and other members of management will discuss the results of the quarter. To listen and participate in a questions-and-answers exchange, simply dial 866-804-6926 (international calls 857-350-1672) pin number 42835261 a few minutes prior to the start time. A replay will be available through November 3 by dialing 888-286-8010 (international calls 617-801-6888) and entering call back code 37645634.

This call is being Web cast by Thomson/CCBN and can be accessed via Celadon's Web site at www.celadongroup.com.

Celadon Group Inc. (www.celadongroup.com), through its subsidiaries, primarily provides long-haul, full-truckload freight service across the United States, Canada and Mexico. The company also owns TruckersB2B Inc. (www.truckersb2b.com) which provides cost savings to member fleets; Celadon Dedicated Services, which provides supply chain management solutions, such as warehousing and dedicated fleet services; and Celadon Brokerage Services.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Actual results may differ from those set forth in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those in forward-looking statements: the risk that our perception of additional capacity due to seating trucks and perceived benefits thereof are inaccurate; the risk that our perception of changes in our customer base and perceived benefits thereto are inaccurate; the risk that managing our tractor fleet age does not result in greater flexibility and lower operating expenses; excess tractor and trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; strikes, work slow downs, or work stoppages at our facilities, or at customer, port, border crossing, or other shipping related facilities; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; increases in insurance premiums and deductible amounts; elevated experience in the frequency or severity of claims relating to accident, cargo, workers' compensation, health, and other matters; fluctuations in claims expenses that result from high self-insured retention amounts and differences between estimates used in establishing and adjusting claims reserves and actual results over time; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, the volume and terms of diesel purchase commitment, interest rates, fuel taxes, tolls, and license and registration fees; fluctuations in foreign currency exchange rates; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment; increases in interest rates or decreased availability of capital or other sources of financing for revenue equipment; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers and new emissions control regulations; our ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; the timing of, and any rules relating to, the opening of the border to Mexican drivers; challenges associated with doing business internationally; our ability to retain key employees; and the effects of actual or threatened military action or terrorist attacks or responses, including security measures that may impede shipping efficiency, especially at border crossings.

Readers should review and consider these factors along with the various disclosures by the company in its press releases, stockholder reports, and filings with the Securities Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

- tables follow -

CELADON GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
 (Dollars in thousands except per share amounts)
(Unaudited)

	Three months ended
	September 30,
	2010	2009

REVENUE:
Revenue, before fuel surcharge	$119,470	$110,686
Fuel surcharge revenue	20,819	17,151
Total revenue	140,289	127,837

OPERATING EXPENSES:
Salaries, wages, and employee benefits	38,127	40,005
Fuel	32,271	29,737
Purchased transportation	25,875	18,128
Revenue equipment rentals	7,453	9,376
Operations and maintenance	10,190	8,682
Insurance and claims	4,125	3,945
Depreciation and amortization	7,527	7,997
Cost of products and services sold	1,398	1,632
Communications and utilities	1,108	1,238
Operating taxes and licenses	2,393	2,362
General and other operating	1,741	2,018
Total operating expenses	132,208	125,120

Operating Income	8,081	2,717

Interest expense	463	663
Interest income	(16)	(21)
Other (income) expense, net	(67)	91
Income before income taxes	7,701	1,984
Income tax expense	3,280	1,419
Net income	$4,421	$565

Income per common share:
Diluted	$0.20	$0.03
Basic	$0.20	$0.03

Diluted weighted average shares outstanding	22,556	22,190
Basic weighted average shares outstanding	22,056	21,847

Key Operating Statistics

	For the three months ended	For the three months ended
	September 30,	September 30,
	2010	2009
Operating Statistics (U.S./Canada Truckload)
Average revenue per loaded miles (*)	$1.471	$1.407
Average revenue per total mile (*)	$1.322	$1.266
Avg. revenue per tractor per week (*)	$2,637	$2,495
Average miles per tractor per week	1,996	1,971
Average tractors (**)	2,802	2,865
Tractors at end of period (***)	3,062	3,221
Trailers at end of period (***)	9,528	9,983
Operating Ratio (*)	93.2	97.5
*Excluding fuel surcharges
**Excludes tractors operated by our Mexican subsidiary, Jaguar
***Total fleet, including equipment operated by independent contractors and our Mexican subsidiary, Jaguar

CONDENSED CONSOLIDATED BALANCE SHEETS
September 30, 2010 and June 30, 2010
(Dollars in thousands except par value amounts)

	(unaudited)
	September 30,	June 30,
ASSETS	2010	2010

Current assets:
Cash and cash equivalents	$10,937	$18,844
Trade receivables, net of allowance for doubtful accounts of $1,133 and $1,307 at September 30, 2010 and June 30, 2010, respectively	62,470	63,468
Prepaid expenses and other current assets	18,624	12,310
Tires in service	5,612	5,010
Deferred income taxes	3,443	3,593
Total current assets	101,086	103,225
Property and equipment	229,859	226,169
Less accumulated depreciation and amortization	77,505	74,852
Net property and equipment	152,354	151,317
Tires in service	2,295	1,843
Goodwill	19,137	19,137
Other assets	1,704	1,578
Total assets	$276,576	$277,100

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$6,579	$7,733
Accrued salaries and benefits	11,245	11,472
Accrued insurance and claims	11,170	10,967
Accrued fuel expense	8,394	11,263
Other accrued expenses	15,064	12,209
Current maturities of long-term debt	257	336
Current maturities of capital lease obligations	12,913	15,350
Provision for income taxes	4,730	2,950
Total current liabilities	70,352	72,280
Long-term debt, net of current maturities	---	44
Capital lease obligations, net of current maturities	14,522	19,861
Deferred income taxes	32,113	32,742
Total liabilities	116,987	124,927
Stockholders' equity:
Common stock, $0.033 par value, authorized 40,000 shares; issued 23,799 and 23,872 shares at September 30, 2010 and June 30, 2010, respectively	785	788
Treasury stock at cost; 1,495 and 1,604 shares at September 30, 2010 and June 30, 2010, respectively	(10,307)	(11,064)
Additional paid-in capital	98,581	98,640
Retained earnings	72,055	67,635
Accumulated other comprehensive loss	(1,525)	(3,826)
Total stockholders' equity	159,589	152,173
Total liabilities and stockholders' equity	$276,576	$277,100